Exhibit 10.2
rTSR Performance-Based Restricted Stock Award Agreement
This rTSR Performance-Based Restricted Stock Award Agreement (this “Agreement”) is by and between the “Participant” and Carter’s, Inc. (the “Company”) pursuant to the Carter’s, Inc. Amended and Restated Equity Incentive Plan (as may be amended from time to time, the “Plan”). All capitalized terms not otherwise defined herein shall have the meaning provided in the Plan.
WHEREAS, the Company has adopted the Plan, pursuant to which awards of Restricted Stock may be granted;
WHEREAS, the Participant has agreed to terms of employment with the Company or certain of its subsidiaries; and
WHEREAS, as part of the Participant’s compensation, the Company wishes to grant the Participant two separate performance-based awards of Restricted Stock, consisting of (1) a performance-based award with performance goals tied to the performance of the Company (to be set forth in a separate agreement) and (2) a performance-based award with a performance goal tied to rTSR metrics as described herein, and Participant wishes to accept such grant through an online system, as provided for herein.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Award. The Company hereby grants an award of Restricted Stock to the Participant on the “Grant Date” shown in the “Grant Summary” box in the “Online Grant Summary” screen (the “Grant Date”), consisting of (a) the number of shares of Stock shown in the “Granted” line of “Grant Summary” box in the “Online Grant Summary” screen (such amount, the “Target Amount” and such Stock, the “Target Stock”) and (b) an additional number of shares of Stock equal to up to one hundred percent (100%) of the Target Amount (the “Bonus Stock,” and together with the Target Stock, the “Award”), each on the terms and conditions and subject to the restrictions described in this Agreement and in the Plan (which is incorporated herein by reference with the same effect as if set forth herein in full) in addition to such other restrictions, if any, as may be imposed by law. The number of shares of Restricted Stock that the Participant actually earns for the Performance Periods (up to the maximum numbers set forth above) will be determined by the level of achievement of the Performance Goal set forth in Paragraph 6 of this Agreement. For the avoidance of doubt, (x) shares of Target Stock will be issued to the Participant, subject to the provisions of the Plan and this Agreement (including Paragraph 3 and 4 hereof as to restrictions and forfeiture risks) as well as the performance goal and vesting requirements, and (y) shares of Bonus Stock, if any, will be issued to the Participant after the Certification Date set forth in Paragraph 6.c.

2.Meaning of Certain Terms. Except as otherwise expressly provided herein, all terms used herein and not defined herein shall have the same meaning as in the Plan. The term “vest” as used herein with respect to any Award means the lapsing of the restrictions described herein with respect to such Award.
3.Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period (as defined herein), neither the Award nor the rights relating thereto, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Award or the rights relating thereto during the Restricted Period shall be wholly ineffective and, if any such attempt is made, the Award will be forfeited by the Participant and all of the Participant’s rights to such Award shall immediately terminate without any payment or consideration by the Company.
4.Forfeiture Risk. If the Participant’s Employment ceases for any reason, except as specifically provided in Paragraph 7 below, any then-outstanding and unvested Award shall be automatically and immediately forfeited. The Participant hereby (a) appoints the Company as the attorney-in-fact of the Participant to take such actions as may be necessary or appropriate to effectuate a transfer of the record ownership of any such Restricted Stock that is unvested and forfeited hereunder; (b) agrees to deliver to the Company, as a precondition to the issuance of any certificate or certificates with respect to unvested Restricted Stock hereunder, one or more stock powers, endorsed in blank, with respect to such Restricted Stock; and (c) agrees to sign such other powers and take such other actions as the Company may reasonably request to accomplish the transfer or forfeiture of any unvested Restricted Stock that is forfeited hereunder.
5.Retention of Certificates. The Company shall hold any certificates representing unvested Restricted Stock. If unvested Restricted Stock is held in book entry form, the Participant agrees that the Company may give stop transfer instructions to the depository to ensure compliance with the provisions hereof. Book entry records representing unvested Restricted Stock shall be held by the Company’s transfer agent, and any such records shall contain a legend substantially in the following form:
THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF CARTER’S, INC.’S AMENDED AND RESTATED EQUITY INCENTIVE PLAN AND A PERFORMANCE-BASED RESTRICTED STOCK AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND CARTER’S, INC. COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE IN THE OFFICES OF CARTER’S, INC.

As soon as practicable following the vesting of any Restricted Stock, the Company shall cause shares of Stock underlying such Restricted Stock, without the aforesaid legend, to be issued and delivered to the Participant. The Company may take such steps, as it deems necessary or appropriate, to record and manifest the restrictions applicable to such Restricted Stock.
6.Performance Goal and Vesting of Award.
a.For purposes of this Agreement, the term “Performance Period” shall mean the Company’s [YEAR 1], [YEAR 2] and [YEAR 3] Fiscal Years. For purposes of this Agreement, the performance criteria used to establish the Performance Goal shall be rTSR (as defined below) (the “Performance Goal”).
b.For purposes of this Agreement, the following terms have the following meanings:
i.“Comparator Group” consists of the companies set forth on Exhibit A, which are from the [COMPARATOR GROUP INDEX], and subject to the Comparator Group Modification Rules set forth in Section 8.
ii.“rTSR” means the percentile ranking of the Company’s TSR, as measured relative to the TSR of each company in the Comparator Group for the Performance Period.
iii.“TSR” or “Total Shareholder Return” for the Company, and for each company in the Comparator Group, as determined by the Administrator, shall be determined by comparing the rate of growth between (i) the average stock price for the Company and each company in the Comparator Group for the twenty (20) trading days prior to the start of the Performance Period, with dividends reinvested at the closing stock price of the applicable stock on the ex-dividend date, and (ii) the average stock price for the Company and each company in the Comparator Group for the final twenty (20) trading days of the Performance Period, with dividends reinvested at the closing stock price of the applicable stock on the ex-dividend date. The Total Shareholder Return calculation shall be adjusted in an equitable manner for any stock splits, reverse stock splits, or other similar transactions to the extent determined in the sole discretion of the Administrator.
c.Except as provided in Paragraph 7 below, the number of shares of Target Stock and Bonus Stock underlying the Award that are eligible to vest as of the Vesting Date (as defined below) will be determined by the Administrator after the end of the [YEAR 3] Performance Period

(“Performance End Date”), based on the level of achievement at the end of the Performance Period and the application of the Performance Formula to such Performance Goal, in accordance with this Paragraph 6. All determinations of whether the Performance Goal has been achieved, the maximum number of shares of Target Stock and Bonus Stock underlying the Award that are eligible to vest as a result of the application of the Performance Formula to the Performance Goal, and all other matters related to this Paragraph 6 shall be made by the Administrator in its sole discretion.
i.Promptly following completion of the [YEAR 3] Performance Period, the Administrator shall review and certify in writing whether, and to what extent, the Performance Goal has been achieved and, if so, calculate and certify in writing the number of shares of Target Stock and Bonus Stock that are eligible to vest, if any, based upon the application of the Performance Formula to the Performance Goal (such date of certification, the “Certification Date,” and such shares of Stock, if any, the “Earned Stock”).
d.Except as otherwise noted herein, the maximum number of Restricted Stock (and underlying shares of Stock), if any, as certified by the Administrator in accordance with Paragraph 6.c. of this Agreement, shall vest (and the restrictions set forth in this Agreement with respect to such Restricted Stock shall be lifted) on the Certification Date (the “Vesting Date”).
e.Target Stock. The number of shares of Target Stock eligible to vest, if any, shall be determined based on achievement of rTSR (such Target Stock, the “rTSR Target Stock”) as set forth in the table below.
i.The shares of rTSR Target Stock are eligible to vest based on rTSR measured at the end of [YEAR 3]. Shares of rTSR Target Stock that do not vest based on the Company’s actual performance are forfeited.
ii.If rTSR is below the Threshold set forth below, then zero percent (0%) of the rTSR Target Stock will vest. If rTSR is at the Threshold set forth below, then [THRESHOLD PERCENTAGE] of the rTSR Target Stock will vest. If rTSR is at or above the Target set forth below, then one hundred percent (100%) of the rTSR Target Stock will vest. If rTSR is between the various thresholds set forth in the table below, a pro-rata percentage of rTSR Target Stock relative to the applicable percentages will vest, as applicable.

rTSR Target Stock
Performance Level	Actual rTSR	Percentage of rTSR Target Stock Earned
Threshold	[THRESHOLD PERFORMANCE]	[THRESHOLD PERCENTAGE]
Target	[TARGET PERFORMANCE]	100%
f.Bonus Stock. The number of shares of Bonus Stock eligible to be issued and vest, if any, shall be determined based on achievement of the Performance Goals set forth in the table below (such Bonus Stock, the “rTSR Bonus Stock”).
i.The shares of rTSR Bonus Stock are eligible to be issued and vest based on rTSR measured at the end of [YEAR 3]. Shares of rTSR Bonus Stock that do not vest based on the Company’s actual performance are not eligible to be issued.
ii.If rTSR is at or below the Bonus Stock Threshold set forth below, then zero percent (0%) of the rTSR Bonus Stock will vest. If rTSR is at or above the Bonus Stock Maximum set forth below, then one hundred percent (100%) of the rTSR Bonus Stock will vest. If rTSR is between the various thresholds set forth in the table below, a pro-rata percentage of rTSR Bonus Stock relative to the applicable percentages will vest.

rTSR Bonus Stock
Performance Level	Actual rTSR	Percentage of rTSR Bonus Stock Earned
Bonus Stock Threshold	[BONUS STOCK THRESHOLD PERFORMANCE]	0%
Bonus Stock Maximum	[BONUS STOCK MAXIMUM PERFORMANCE]	100%

g.Settlement of Award. The Company shall, as soon as administratively practicable after the Vesting Date of any portion of the Bonus Stock (but in no event later than March 11, [YEAR AFTER YEAR 3]) issue and effect delivery of the shares of Bonus Stock with respect to such vested portion to the Participant in accordance with Paragraph 6.d of this Agreement. No shares of the Bonus Stock will be issued to Participant pursuant to this award unless and until all legal requirements applicable to the issuance or transfer of such Bonus Stock have been complied with to the satisfaction of the Administrator. The Participant understands that any issuance of Stock upon vesting and settlement of the Award or any portion thereof by the Participant will be subject to the satisfaction of (i) any applicable tax withholding requirements with respect to the vesting or transfer of such Restricted Stock; (ii) any requirements that the Company may reasonably impose; and (iii) applicable requirements of federal and state securities laws.
h.Covered Transactions. Notwithstanding the foregoing, (i) if a Covered Transaction occurs on or after the Grant Date and before or on the Certification Date, then one hundred percent (100%) of the Target Stock shall vest on such date of the Covered Transaction and (ii) if a Covered Transaction occurs after the Certification Date and before or on the Vesting Date, then the Earned Stock shall vest on such date of the Covered Transaction. For the avoidance of doubt, no Bonus Stock shall vest in the event of a Covered Transaction that occurs on or after the Grant Date and before or on the Certification Date. Settlement shall be made as soon as practicable following the occurrence or consummation (as applicable) of the Covered Transaction but in no event later than the 60th day following such event.
i.Restricted Period. The period from the Grant Date until the Vesting Date is referred to as the “Restricted Period” for purposes of this Agreement.
7.Death, Disability, or Retirement; Covered Transaction.
a.Death. If (i) the Participant dies on or after the Grant Date and before or on the Certification Date, then one hundred percent (100%) of the Target Stock shall vest automatically on the date of the Participant’s death and (ii) if the Participant dies after the Certification Date and before or on the Vesting Date, then the Earned Stock shall vest automatically upon Participant’s death, provided that such Stock would have otherwise vested in accordance with this Agreement with the passage of time and the Participant’s continued service as an Employee. For the avoidance of doubt, no Bonus Stock shall vest if the Participant dies on or after the Grant Date and before or on the Certification Date.

b.Disability. If the Participant becomes disabled due to injury or illness and is unable to serve as an Employee for a period of time not exceeding six (6) months and returns to serve as an Employee after such disability, the vesting of the Stock will not be affected by such disability. If the Participant becomes disabled due to injury or illness and the Company, in its sole discretion, determines the Participant is unable to serve as Employee for a period of time reasonably expected to exceed six (6) months (such determination date, a “Disability Date”), then if, (i) the Disability Date is on or after the Grant Date and before or on the Certification Date, then one hundred percent (100%) of the Target Stock shall vest automatically and (ii) the Disability Date is after the Certification Date and before or on the Vesting Date, then the Earned Stock shall vest automatically, in each case on the Disability Date. For the avoidance of doubt, no Bonus Stock shall vest in the event of a Disability Date that occurs on or after the Grant Date and before or on the Certification Date.
c.Retirement. If the Participant’s Employment terminates due to Retirement during the Restricted Period (such date, the “Retirement Date”), then if:
i.the Retirement Date is on or after the Grant Date and before or on the Performance End Date, then the amount of Earned Stock that is earned, if any, shall be equal to the product of (x) the number of Earned Stock, if any, as certified by the Administrator in accordance with Paragraph 6.c. of this Agreement, multiplied by (y) the quotient of (I) the total number of calendar days between the Grant Date and the Retirement Date (inclusive), divided by (II) the total number of calendar days between the Grant Date and the Performance End Date; and any such Earned Stock shall vest on the Certification Date; and
ii.the Retirement Date is after the Performance Date and before or on the Vesting Date, then the Earned Stock shall vest automatically on the Retirement Date.
For the purposes of this Agreement, “Retirement” means a termination of employment by the Participant on or after the date on which the Participant has attained age 60 and completed at least five years of service with the Company or any of its Affiliates, but only to the extent that circumstances constituting Cause do not exist.
d.Covered Transaction. In the event a Covered Transaction is consummated, the Restricted Stock shall vest as provided in Paragraph 6.h.

8.Comparator Group Modification Rules. During the Performance Period, the corporate structure of a company in the Comparator Group may fundamentally change. The following provisions describe these scenarios and their impact on the Comparator Group during the Performance Period, as determined by the Administrator:
a.In the event of a bankruptcy, liquidation or delisting of a Comparator Group company at any time during the Performance Period, such company shall remain a Comparator Group company and be assigned a TSR of negative 100%. “Delisting” means that a company ceases to be publicly traded on a national securities exchange as a result of any involuntary failure to meet the listing requirements of such national securities exchange, but shall not include delisting as a result of any voluntary going private or similar transaction.
b.If a company is added to the [COMPARATOR GROUP INDEX], such company will not join the Comparator Group.
c.If two Comparator Group companies merge and become one company, the newly-formed company will remain in the Comparator Group.
d.If a Comparator Group company merges with a company not in the Comparator Group, then (x) the surviving company that was originally in the Comparator Group will remain in the Comparator Group and (y) if the surviving company was not originally in the Comparator Group, the surviving company will be removed from the Comparator Group.
e.If a Comparator Group company spins off another company, the newly-formed company will not be included in the Comparator Group. The original Comparator Group company will remain in the Comparator Group and the dividend of the stock in the spun-off company will be reflected in the calculation of TSR for the Comparator Group company as set forth in Section 6(b)(iii).
f.If a Comparator Group company becomes a private company, the company will be removed from the Comparator Group.
g.Other scenarios will be reviewed by the Administrator on a case-by-case basis to determine, in the sole discretion of the Administrator, the status of the Comparator Group company as it relates to the Performance Period. Any such determination shall be final and binding on all parties.
9.Dividend Equivalents, Voting, etc. The Participant shall be entitled, as to (a) if on or after the Grant Date and before or on the Certification Date, one hundred percent (100%) of the total number of shares of Target Stock and (b) if after the Certification Date and before or on the Vesting Date, any Earned Stock, in each case to (i) receive a cash payment equal to the amount of any and all cash dividends or other cash distributions paid with respect to one share of Stock times the number of shares of Target Stock or Earned Stock, as the case may be and (ii) vote any Stock of which Participant is the record owner on the record date for such vote; provided, however, that any property (other than cash) distributed with respect to any such share of Target Stock or Earned Stock (the “Associated Share”), including without limitation a distribution of Stock by reason of a stock dividend, stock split or otherwise, or a distribution of other securities with respect to an Associated Share, shall be subject to the restrictions of this Agreement in the same manner and for so long as the Associated Share remains subject to such restrictions, and shall be promptly forfeited if and when the Associated Share is so forfeited; and provided, further, that the Administrator may require that any cash distribution with respect to the Target Stock or Earned Stock (as the case may be) other than a normal cash dividend be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan. References in this Agreement to the Target Stock or Earned Stock (as the case may be) shall refer in the same way to any such restricted amounts. For the avoidance of doubt, Bonus Stock is not issued and outstanding as of the Grant Date, does not have the right to vote or to receive dividends or other distributions that may be made with respect to shares of Common Stock of the Company, and may vest and be issued as and to the extent set forth in Paragraph 6.
10.Certain Tax Matters. The Participant expressly acknowledges that the Participant has been advised to confer promptly with a professional tax advisor to consider whether the Participant should make a so-called “83(b) election” with respect to the Restricted Stock. Any such election, to be effective, must be made in accordance with applicable regulations (including, without limitation, the requirement to provide a copy of such election to the Company in advance of filing such election under the Internal Revenue Code) and within thirty (30) days following the date of this award. The Company has made no recommendation to the Participant with respect to the advisability of making such an election. In addition, the award or vesting of the Restricted Stock acquired hereunder, and the payment of dividends with respect to such Restricted Stock, may give rise to “wages” subject to withholding. The undersigned expressly acknowledges and agrees that his/her rights hereunder are subject to his/her promptly paying to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion, including, if the Administrator so determines, by the delivery of previously acquired Stock or Restricted Stock acquired hereunder or by the withholding of amounts from any payment hereunder) all taxes required to be withheld in connection with such award, vesting or payment. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and the Company (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Stock or the subsequent sale of any shares; and (ii) does not commit to structure the Restricted Stock to reduce or eliminate the Participant’s liability for Tax-Related Items.
11.Clawback. The Participant acknowledges and agrees that the Restricted Stock is subject to Section 10 of the Plan and the Clawback Policy, and by accepting this award, the Participant is agreeing to be bound by the Clawback Policy.
12.Plan Document. By signing below, the Participant acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof and hereof, and accepts the Award subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the grant or vesting of the Award or disposition of the underlying shares and that the Participant has been advised to consult his or her tax advisor prior to such grant, vesting, or disposition.
13.Governing Law. This Agreement and all claims or disputes arising out of or based upon this Agreement or relating to the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
14.Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Administrator for review. The resolution of such dispute by the Administrator shall be final and binding on the Participant and the Company.
15.Award Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
16.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Award may be transferred by will or the laws of descent or distribution.
17.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
18.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled, or terminated by the Company at any time, in its discretion. The grant of the Award in this Agreement does not create any contractual right or other right to receive any Award or other awards in the future. Future awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s Employment with the Company.
19.Amendment. The Administrator has the right to amend, alter, suspend, discontinue, or cancel the Restricted Stock, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Participant’s material rights under this Agreement without the Participant’s consent.
20.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
IN WITNESS WHEREOF, the parties to this Agreement have duly authorized this Agreement to be effective as of the date first written above.

Exhibit A
[COMPARATOR GROUP INDEX]